Exhibit 10.22

Global Banking - Conglomerates

CONFIDENTIAL

Ref:

Hutchison China MediTech (HK) Limited

Rm 2108, 21/F, Hutchison House

10 Harcourt Road	3 January 2013

Hong Kong

Attn:          Mr. Johnny Cheng

Chief Financial Officer and Executive Director

Dear Sir

BANKING FACILITY

Borrower - Hutchison China MediTech (HK) Ltd (A/C No. 808-173173)

With reference to our recent discussions, we are pleased to confirm our agreement to granting you the undermentioned banking facility. The facility will be made available on the specific terms and conditions outlined herein and upon the satisfactory completion of the security detailed below. Upon the date of the Borrower’s signing and acceptance of the duplicate of this letter (the “Acceptance Date”), this letter shall supersede the facility letter dated 9 June 2010 (as revised by the facility letter dated 10 December 2010 and as renewed by the facility letter dated 15 December 2011) (the “Existing Facility Letter”) in its entirety and the Existing Facility Letter shall thereupon be cancelled and shall cease to have any effect provided that any amount then outstanding under the Existing Facility Letter shall become an outstanding of the same amount under this facility from the Acceptance Date. The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relation to, the facility. The facility is subject to review at any time and in any event not less than annually, and also subject to the Bank’s overriding right of repayment on demand.

Limit

Uncommitted Revolving Loan Facility	HKD234,000,000.-

The Uncommitted Revolving Loan Facility is available for multiple drawings in HKD provided that the total aggregate outstanding amount shall not exceed HKD234,000,000.- at all times.

Term

Up to 36 months from Facility Offer Letter acceptance date.

Repayment

The Facility shall be repaid in full at the end of the Term, subject to the Bank’s overriding right of repayment on demand.

Interest

Interest on the Revolving Loan Facility will be charged at 1.05% per annum over 1, 2, 3 or, (subject to availability to the Lender) 6 months Hong Kong Interbank Offered Rate (HIBOR), payable at the end of each interest period.

The Hongkong and Shanghai Banking Corporation Limited

Hong Kong Main Office: 1 Queen’s Road Central, Hong Kong

Tel: 2822 1111 Fax:

SWIFT: HSBCHKHH

www.hsbc.com.hk

The applicable HIBOR will be that quoted by this office at around 11:00 a.m. on the date of drawdown and / or subsequent rollover. General conditions for the utilization of the Revolving Loan Facility are detailed in Appendix A.

All calculations of interest will be based on the actual number of days elapsed; and a year of 365 days.

Management Fee

Commencing from Facility Offer Letter acceptance date, a management fee of 0.20% per annum will be charged on the daily undrawn balance of the Facility amount, payable quarterly in arrears.

Security

As security, the Bank shall hold a Letter of Awareness for HKD234,000,000.- from Hutchison Whampoa Limited.

Condition Precedent

The availability of this facility will be subject to the cancellation of the existing 3-Year HKD 234,000,000-facility under the Existing Facility Letter provided that any amount then outstanding under the Existing Facility Letter shall become an outstanding of the same amount under this facility from the Acceptance Date.

General Covenants

1)                  Commencing from the financial year 2012, the Borrower will for so long this Facility continues provide us with certified copies of the annual consolidated audited accounts within 240 days of the end of date of the accounts of the Borrower.

2)                  The availability of the Facility to the Borrower is subject to the Borrower remaining ultimately wholly owned by Hutchison China MediTech Limited. Any change in such ownership requires giving prior written notice to the Bank.

3)                  For so long as any amount is outstanding to the Bank under the Facility, the Borrower shall procure that Hutchison Whampoa Limited will not reduce its direct or indirect shareholding in Hutchison China MediTech Limited below 51% without giving the Bank prior written notice.

Default Interest

Please note that interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank’s Tariff which is accessible at https://www.commercial.hsbc.com.hk/l/2/commercial/customer-service/tariffs. The Bank will provide you with a hard copy of the Tariff at your request. Interest at the applicable rate will be payable monthly in arrears to the debit of your current account.

Expenses

All costs and expenses (including legal fees) reasonably incurred by us in connection with the extension of the Facility and any matters arising are to be reimbursed by the Borrower on demand.

Accrual of interest and Other Sums

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

Governing Law

This facility letter is governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region (“Hong Kong”). The parties hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong.

Taxation

All payments to be made by the Borrower shall be made free and clear of and without any deduction of taxes, duties or withholdings of whatever nature imposed by the Government of Hong Kong. Should any such deduction be required by law, the amount of the relevant payment shall be increased to the extent necessary to ensure that the recipient receives a sum net of any such deduction or withholding equal to the sum which it would have received had no such deduction been made.

Transferability

Unless expressly agreed otherwise between us and you, we may, with your prior written consent, transfer all or any part of our rights, benefits and/or obligations under this facility letter or in respect of any facilities under this facility letter to any person by delivering a written notice to you; no other transfers are permitted.

This offer of Facility will remain open for acceptance until 2 February 2013 and if not accepted by that date will be deemed to have lapsed.

Please arrange for the authorised signatories of the Borrower, in accordance with the terms of the mandate given to the Bank, to sign and return to us the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which this Facility is granted.

We are pleased to be of continued assistance.

Yours faithfully

/s/ Doris Wong
Doris Wong
Director
Conglomerates, Global Banking

Accepted by

For and on behalf of

Hutchison China MediTech (HK) Limited

/s/ Christian Hogg
Authorised signatures	28 JAN 2013

cc            Mr Frank Sixt, Group Finance Director, Hutchison Whampoa Ltd

Appendix A

General conditions for the utilisation of the HIBOR facilities:

a)                  24 hours for HIBOR in advance notice of drawdown / rollover is to be given to us.

b)                  Each drawdown / rollover to be for periods (Interest Period) of 1, 2, 3 or 6 months (drawdown / rollovers for 6 months are subject to the availability of matching funds in the market).

c)                   Each drawdown / rollover to be for a minimum amount of HKD 10,000,000.-.

d)                  At the end of an interest period the amount of the drawing may be rolled-over either in one or two or more amounts for further periods of 1, 2, 3 or 6 months (drawdown / rollovers for 6 months are subject to availability of matching funds in the market).

e)                   The total amount of a drawing (or parts thereof) may, with 48 hours advance notice to us, be repaid subject to break funding cost (if any).

Please note that our Loans Section is responsible for the administration of HIBOR facilities. For rate quotations and other day to day administrative matters, please contact our Credit Liaison Officer, on telephone number 2288 2537.

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.